    Exhibit 10.16

LEGAL CONSULTING AGREEMENT

This Legal Consulting Agreement (“Agreement”) is entered into on October 30, 2023 and is effective on November 2, 2023 (“Effective Date”) and is between CareDx, Inc., with a business address at 8000 Marina Blvd, Brisbane, CA 94005 (“CareDx” or the “Company”) and Reginald Seeto (“Consultant”), following Consultant’s resignation of employment pursuant to the fully executed Separation Agreement between Consultant and CareDx. CareDx and Consultant may be referred to individually as a (“Party”) and collectively as the (“Parties”).

1.Services

a.Consultant will perform the consulting services and/or participate in the event(s) described in Exhibit A (“Services”). CareDx will compensate Consultant as set forth in Exhibit A. Both Parties acknowledge that this compensation represents the fair market value of Consultant’s Services.

b.Consultant shall not incur any expenses of any kind or nature without the prior written approval of the Chairperson. Upon prior written approval by the Chairperson, CareDx will reimburse Consultant for reasonable travel, lodging and incidental expenses incurred in the performance of the Services (“Reimbursable Expenses”).

c.CareDx must comply with legal requirements to provide compliance and regulatory training to certain of its consultants. Consultant agrees to complete any appropriate training as may be assigned by CareDx.

2.Confidentiality

a.Consultant understands that his consulting work for CareDx creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that (i) relates to the business of CareDx or to the business of any parent, subsidiary, affiliate, customer or vendor of CareDx or any other party with whom CareDx agrees to hold information of such party in confidence; (ii) is not generally known to the public or to other persons in the industry; and (iii) CareDx has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure (“Confidential Information”). Confidential Information means (a) trade secrets; (b) proprietary information that does not rise to the level of a statutorily protectable trade secret that is made the property of CareDx through positive operation of law in the form of this mutual agreement of the parties; or (c) information that is otherwise legally protectable. Such Confidential Information includes, but is not limited to, Work Product (as defined below), information protected by the attorney/client privilege and attorney work product doctrine, and non-public knowledge, data, information and know-how, such as information relating to CareDx’s products, services, and methods of operation, the identities and competencies of CareDx’s employees, customers and suppliers, chemical formulae, computer software, financial information, operating and cost data, research databases, selling and pricing information, business and marketing plans, and information concerning potential acquisitions, dispositions or joint ventures, as well as all non-public intellectual property rights including unpublished or pending patent applications and all related patent rights, techniques, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data and developments, whether or not patentable and whether or not copyrightable. The foregoing are only examples of Confidential Information.

b.Consultant will, at all times, both during the term of this Agreement and for seven (7) years thereafter, hold all Confidential Information in the strictest confidence. Consultant will not attempt unauthorized access to Confidential Information, or use, disclose, copy, reverse-engineer or distribute any Confidential Information without the prior written consent of

CareDx, except as may be necessary to perform Services. Despite Consultant’s confidentiality obligations, Consultant understands that he is permitted to disclose Confidential Information that is required to be disclosed pursuant to judicial order or other legal mandate, provided that Consultant has given CareDx prompt notice of the disclosure requirement, and that Consultant fully cooperates with any efforts by CareDx to obtain and comply with any protective order imposed on such disclosure.

c.Confidential Information does not include information that Consultant can show: (i) was generally available to, or known by, the relevant public at the time of disclosure, or became generally available to, or known by the relevant public, after disclosure to Consultant; (ii) was lawfully received by Consultant from a third party without breach of any confidentiality obligation; (iii) was known to Consultant prior to receipt from CareDx; or (iv) was independently developed by Consultant or independent third parties without breach by Consultant or any third party of any obligation of confidentiality or non-use.

d.During the term of this Agreement, Consultant will not improperly use, disclose or induce CareDx to use any confidential information of any former or current employer (other than CareDx) or other person or entity with which Consultant has an agreement or duty to keep information in confidence.

e.Upon termination or expiration of this Agreement, or upon CareDx’s earlier request, Consultant will deliver to CareDx, and will not keep in his possession, recreate or deliver to anyone else, any and all CareDx property, including, but not limited to, Confidential Information, as well as all devices and equipment belonging to CareDx (including computers, handheld electronic devices, telephone equipment and other electronic devices), CareDx credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by Consultant as part of Consultant’s Services for CareDx, obtained by Consultant in connection with Consultant’s Services for CareDx, or otherwise belonging to CareDx. To the extent he needs it for purposes of providing services under this Agreement, Consultant shall store Confidential Information on the Company provided laptop and shall return that laptop to the Company upon termination or expiration of this Agreement, or sooner, upon the Company’s request. If, at the time of termination, Consultant has Confidential Information stored in Consultant’s personal computer or any mobile, cloud or other storage medium, Consultant will so advise CareDx and not delete, cache or transfer it. Consultant will then work with CareDx to ensure that the location of all such information is fully disclosed to CareDx, retrieved and returned to CareDx in a forensically sound manner, and is permanently deleted.

3.Intellectual Property

a.Consultant hereby assigns and will assign all inventions, improvements, ideas, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs and databases, that Consultant makes, creates, conceives, or first reduces to practice during the term of this Agreement that (i) are developed using equipment, supplies, facilities or trade secrets of CareDx, or (ii) are developed within the course and scope of Consultant’s performance of Services hereunder (“Work Product”).

b.Consultant recognizes and understands that this Agreement does not require assignment of any inventions that are developed either (i) during the course of and within the scope of Consultant’s full-time employment with a subsequent employer, or (ii) entirely on Consultant’s own time, and with respect to both the foregoing clauses (i) and (ii), without using any of CareDx’s equipment, supplies, facilities or Confidential Information. Original works of authorship, inventions, developments and trade secrets that belong to Consultant are not assigned to CareDx (“Prior Inventions”).

c.To the extent any future act is required, Consultant will assist CareDx, or its designee, at CareDx’s expense, to secure CareDx’s rights in the Work Product including copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries. Consultant will execute or cause to be executed any such instrument or papers during the term of this Agreement and after the term of this Agreement. If, at any time, a court or other tribunal rules that the assignment under this section is ineffective or unenforceable for any reason, Consultant agrees to perform all actions necessary to assign the Work Product to CareDx.

d.If Consultant incorporates any invention, improvement, development, concept, discovery, Prior Invention or other confidential information owned by Consultant or in which Consultant has an interest, into any Work Product, Consultant hereby grants and will grant, without any further action required by either Party, a nonexclusive, royalty-free, perpetual, irrevocable, with the right to grant and authorize sublicenses, worldwide license to use, make, have made, modify, use and sell such item as part of or in connection with such Work Product.

e.If CareDx is unable because of Consultant’s unavailability, mental or physical incapacity, or any other reason, to secure Consultant’s signature to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product, then Consultant hereby irrevocably designates and appoints CareDx and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4.No Conflicting Obligations

Consultant warrants that entering into this Agreement does not violate any outstanding agreement, obligation or employment arrangement of Consultant. Consultant further warrants that during the term of this Agreement, he will not enter into any such conflicting agreement. Further, Consultant will not perform any services for CareDx that would conflict with any agreement or obligation of Consultant, or which would cause or result in any other person or entity having any ownership interest in any CareDx intellectual property, including Work Product (as defined below).

5.Term and Termination

The term of this Agreement will begin on the Effective Date and will continue in full force and effect for a period of 12 months from the Effective Date (the “Initial Term”). This Agreement may be extended or renewed for additional agreed upon periods (the “Renewal Term”) upon the written agreement of the Parties at least ninety (90) days prior to the end of the Initial Term, or a Renewal Term, as the case may be (the Renewal Term, together with the Initial Term, the “Term”) and shall otherwise terminate at the end of the Initial Term or any Renewal Term, as the case may be.

This Agreement will terminate automatically (i) upon Consultant’s death or disability (if such disability substantially impairs his ability to provide consulting to the Company), provided, however, that upon such automatic termination, the Company shall not be entitled to any reimbursement of any amount actually paid to Consultant, or (ii) upon Consultant’s valid revocation of the Separation Agreement (in either case, such a termination, an “Automatic Termination”). In the event of an Automatic Termination, notwithstanding anything in this Agreement to the contrary, the Company will only be obligated to pay for consulting actually rendered on or before the date of such automatic termination.

Further, CareDx may terminate this Agreement for “Good Cause,” in which case Consultant shall not be entitled to any further compensation or benefits under this Agreement. For the purposes of this Agreement, “Good Cause” shall be defined as any act or omission by the Consultant that is materially detrimental to the Company, including but not limited to, material acts of misconduct, material violation of CareDx policies, failure to fulfill the material terms of this Agreement, material breach of confidentiality, Consultant’s material breach of his Separation Agreement, or any criminal or fraudulent activity. Notwithstanding the foregoing, a determination of Good Cause shall not be made unless and until there shall have been delivered to Consultant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Company’s Board of Directors (the “Board”) at a meeting of the Board called and held for that purpose (after reasonable notice to Consultant and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Consultant was guilty of conduct justifying termination for Good Cause and specifying the particulars thereof in detail.

In addition, Consultant may terminate this Agreement for “Good Reason” which, for purposes of this Agreement, shall be defined as any diminution in Consultant’s title or any actual Change in Control as defined in the Indemnification Agreement or any material breach of this Agreement or the Separation Agreement by the Company.

6.Independent Contractor

Consultant is an independent contractor and nothing in this Agreement or the performance of the Parties under this Agreement will constitute (or be deemed to constitute in law or in equity) a partnership, agency, distributorship, fiduciary, employment, principal/agent relationship or joint venture relationship between the Parties. The Parties are not affiliated and neither has any right or authority to bind the other in any way. As such, Consultant will not be entitled to any benefits accorded to CareDx’s employees, including workers’ compensation, disability insurance, vacation or sick pay. Consultant will have sole control of and will determine the manner, method, details and means of performing the obligations under this Agreement, provided, however, that CareDx retains the right to control the overall objectives regarding the Services.

7.DTSA Notification

Despite Consultant’s confidentiality obligations set forth in this Agreement, Consultant understands that, pursuant to the Defend Trade Secrets Act of 2016, Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Consultant files a lawsuit for retaliation by CareDx for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney and may use the trade secret information in the court proceeding, if Consultant (a) files any document containing the trade secret under seal, and (b) does not disclose the trade secret, except pursuant to court order.

8.Restrictive Covenants

Consultant will not, during the term of this Agreement and, to the fullest extent permissible under applicable law, for six (6) months thereafter, directly or indirectly, solicit or attempt to solicit employees or consultants of CareDx to terminate their relationship with CareDx. Despite the previous sentence, Consultant may hire CareDx employees or consultants that respond to a general solicitation for employment or other engagement. Consultant will not during the term of this Agreement directly or indirectly solicit or induce (or attempt to solicit or induce) vendors of CareDx to terminate their relationship with CareDx.

Consultant acknowledges that he is in possession of and will have continuing access to the Company’s Confidential Information (as defined in Section 2 above) while Consultant provides services under this Agreement, and accordingly Consultant shall have a fiduciary duty and an undivided duty of loyalty to the Company such that Consultant shall not, while providing services to the Company, (i) accept employment with or render managerial, advisory or consulting services to any third party directly competitive with the Company; or (ii) perform services for himself or any third party, if doing so threatens to or actually requires him to reveal or utilize the Company’s Confidential Information.

9.Indemnification
The Company will indemnify, defend (with counsel reasonably acceptable to Consultant) and hold harmless Consultant against any claim by the IRS or other taxing authority that the relationship created by this Consulting Agreement is actually an employment relationship, including any tax assessments, fines, penalties and legal or accounting expenses related to any such claim.

The terms of the Parties’ Indemnification Agreement, dated on or about November 16, 2018, shall be unaffected by this Agreement and the Separation Agreement, except insofar as to recognize that Consultant is no longer a director or officer of the Company.

10.Limitation of Liability

Except for a willful breach of this Agreement or a breach by Consultant of Sections 2, 3, or 8, in no event will either Party be liable to the other for any special, incidental, punitive or consequential damages of any kind in connection with this Agreement, even if such party has been informed in advance of the possibility of such damages. Moreover, in no event shall either Party’s aggregate liability under this Agreement, including under Section 9 above but excluding the Company’s obligations under Section 4 of Exhibit A hereto, exceed an amount equal to the aggregate cash compensation (not including cash proceeds of equity compensation) paid to Consultant under this Agreement.

11.Compliance with Laws

Consultant warrants to CareDx that during the term of this Agreement, Consultant: (a) is not currently excluded, debarred, or otherwise ineligible to participate in any federal health care program as defined in 42 U.S.C. Section 1320a-7b(f) or any state healthcare program (collective, the “Healthcare Programs”); (b) has not been convicted of a criminal offense related to the provision of health care items or services and not yet been excluded, debarred or otherwise declared ineligible to participate in the Healthcare Programs; and (c) is not under investigation or otherwise aware of any circumstances which may result in Consultant being excluded from participation in Healthcare Programs. Consultant will immediately notify CareDx of any change in the status of the representations and warranties set forth in this section.

12.Miscellaneous

a.Severability. If any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain enforceable and in full force and effect.

b.Survival. Sections 2 (Confidentiality), 3 (Intellectual Property), 8 (Restrictive Covenants), 9 (Indemnification), 10 (Limitation of Liability), and 12 (Miscellaneous) will survive such termination or expiration of this Agreement.

c.Governing Law. This Agreement will be governed by and construed under the laws of the State of California without regard to the conflict of law provisions thereof. Each Party consents to venue exclusively in San Mateo County, California, for any dispute or controversy arising out of or relating to any interpretation, construction, performance, or breach of this Agreement.

d.Equitable Remedies. In the event of a breach or a threatened breach of this Agreement by a Party, the other Party may seek judicial relief in any forum with jurisdiction over the Parties. In such case, each Party agrees that the other Party may suffer irreparable harm and will therefore be entitled to request injunctive relief to enforce this Agreement, without any requirement to obtain bonds or other security. Each Party also acknowledges that, in the event of breach of this Agreement by such Party, the other Party may pursue any and all available legal remedies, including monetary damages.

e.No Assignment. Consultant may not assign this Agreement to any third party.

f.Waiver. Waiver by either Party of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

g.Entire Agreement. This Agreement is the entire agreement of the Parties and supersedes any prior agreements, understandings, or arrangement between them with respect to the subject matter hereof, except to the extent such prior agreements are referenced herein.

h.Modifications. This Agreement may be modified only by a subsequent written agreement signed by both Parties.

i.Execution. This Agreement may be executed via facsimile, electronic signature via recognized provider (e.g., DocuSign or Adobe), or “.pdf” file, and in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument and will have the same legal force and effect as the exchange of original signatures.

CareDx, Inc.     Reginald Seeto

By: /s/ Michael Goldberg                                               By: /s/ Reginald Seeto
Name: Michael D. Goldberg     Date: October 30, 2023
Title: Chairperson of the Board of Directors
Date: November 1, 2023

EXHIBIT A

1.    Contact

Consultant’s Contact information is as follows:

Name: Reginald Seeto

Address:     […***…]

Phone:         […***…]

Email:         […***…]

2.    Services

Consultant shall report directly to CareDx, Inc.’s Chairperson of the Board, Michael Goldberg or Mr. Goldberg’s successor as Chairperson of the Board, as Senior Advisor to the Chairperson. The Services may be performed, at Consultant’s discretion, remotely via Zoom or similar teleconferencing technology.

3.    Time Commitment

The Consultant shall provide services for a maximum of forty (40) hours in any given month, beginning on the Effective Date. Company shall reasonably accommodate Consultant’s personal and other professional obligations and shall provide reasonable advance notice of the time-frame associated with any specific requested Services.

4.    Compensation and Expense Reimbursement

During the Term of this Agreement, including any Renewal Term, CareDx shall compensate the Consultant with a monthly fixed fee of Twenty-Five Thousand Dollars ($25,000). Payment to the Consultant will occur on a quarterly basis promptly after the end of the quarter. In the event that the Company terminates the Consulting Agreement during the Initial Term, other than for Good Cause, or Consultant terminates the Consulting Agreement for Good Reason, Consultant shall be entitled to the continued payment of the monthly consulting fees for the remainder of the Initial Term.

Furthermore, the Consultant shall retain the entitlement to continue vesting according to the original vesting schedules for the Grants and Awards set forth in Schedule A below (“Existing Equity Grants”), which the Consultant would have otherwise received had he remained employed after his separation date. The vesting rate shall remain unaffected and shall not be reduced, deferred, or canceled, regardless of the number of hours required to work during the term of the Consulting Agreement, except that the Existing Equity Grants shall vest upon (i) termination of this Consulting Agreement by the Company (other than for Good Cause), (ii) termination of this Consulting Agreement by Consultant for Good Reason, or (iii) the expiration of the Initial Term or any Additional Term in the event of non-renewal.

The Company agrees to grant the Consultant 340,000 restricted stock units (“RSU Consultancy Grant”) by the earlier of January 12, 2024 and the date the Company files its first Registration Statement on Form S-8 in 2024. Fifty percent of the RSU Consultancy Grant and all remaining unvested Existing Equity Grants shall vest upon the termination of this Agreement, other than a termination by the Consultant (unless for Good Reason) or a termination by the Company for Good Cause. The remaining fifty percent of the RSU Consultancy Grant shall vest on the earlier of (a) November 1, 2024, and (b) the termination of this Agreement other than (i) a termination by the Consultant (unless for Good Reason) or (ii) a termination by the Company for Good Cause.

In the event of an Automatic Termination (other than a revocation of the Agreement), the Company will only be obligated to pay for consulting actually rendered on or before the date of such Automatic Termination, however, Consultant’s RSU Consultancy Grant and all Existing Equity Grants will automatically vest and the Company shall not be entitled to recoup any amount actually paid to Consultant other than as otherwise authorized by this Agreement.

In the event of a termination for Good Cause, the Company will only be obligated to pay for consulting actually rendered on or before the date of such termination, and Consultant’s unvested stock units will automatically expire.

In the event of a termination for Good Reason, Consultant shall be entitled to immediate vesting of the RSU Consultancy Grant and any unvested Existing Equity Grants and any unpaid cash consideration that would otherwise have been payable to Consultant for the Initial Term to the extent not yet paid in the event that no termination had occurred until the conclusion of the Initial Term, and the Company shall not be entitled to recoup any amount actually paid to Consultant other than as otherwise authorized by this Agreement.

CareDx will reimburse Consultant all pre-authorized Reimbursable Expenses upon presentation of an invoice, including original receipts.